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                                                                Exhibit 10.18(b)

                                   AGREEMENT

         THIS AGREEMENT (this "Agreement") is made as of this 30th day of June, 1998 by and among BHP Diagnostics, Inc. ("BHP"), Medicus Corporation (formerly known as Medicus Technologies, Inc.) ("Medicus" and, together with BHP, "BHP/Medicus"), Integra LifeSciences I Ltd. (formerly known as Integra Ltd.) ("ILTD") and Integra LifeSciences Corporation ("ILC" and, together with ILTD, "Integra").

                                   Background

         BHP, Medicus, ILTD and ILC are parties to a Real Estate Lease and Usage Agreement (the "Lease") and a Shared Facilities Usage Agreement (the "Facilities Agreement"), each dated as of May 1, 1994, relating to that certain facility located in West Chester, Pennsylvania that is leased by Medicus to Integra (the "Facility").

         The parties desire to terminate the Lease and the Facilities Agreement and to enter into certain agreements relating to the Facility, all upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Termination of Agreements.

         1.1 Effective as of June 30, 1998, the Lease and the Facilities Agreement shall be terminated, without further action, and shall be of no further force or effect.

         1.2 ILC shall be responsible for all costs and expenses incurred in connection with the operation and maintenance of the Facility on and prior to June 30, 1998, and Medicus shall be responsible for all costs and expenses incurred in connection with the operation of the Facility on and after July 1, 1998.

         1.3 On July 1, 1998, ILC shall pay Medicus for the repair and restoration items set forth on Exhibit A (items (1), (2), (3) and (4)) hereto. Before and after June 30, 1998, ILC shall at its expense use its personnel or independent contractors to complete the item set forth on Exhibit A (item (5)) as expeditiously as reasonably possible.

2.       Covenants and Agreements of ILC and ILTD.

         2.1 On the last business day of each month commencing July 31, 1998 and ending on April 30, 1999, Integra shall pay Medicus an amount equal to $29,030.

         2.2 ILC hereby grants to Medicus all of its right, title and interest in and to the name "Medicus Technologies, Inc.," and forever relinquishes all rights it may have with respect thereto. Integra shall promptly take all necessary and other appropriate action, to transfer all the stock of its inactive subsidiary, Medicus Technologies, Inc., to Medicus. ILC represents that as of the date hereof, such inactive subsidiary never had a bank account, transacted business through its accounts or made any commitments or contracts with Integra or any other party. Further, to its knowledge, there are not claims or threats of claims outstanding with respect to Medicus Technologies,
Inc.
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         2.3 Upon the execution of this Agreement, ILC shall instruct electric, telephone, gas and other utilities, taxing authorities and the like, to read appropriate meters as of June 30, 1998 and send the bill for such utilities and taxes to ILC, and commencing July 1, 1998 to bill in the name of Medicus Technologies, Inc. for such utilities, taxes and the like and to send the bill to Medicus Technologies, Inc. for such charges at 515 West Franklin Street,
West Chester, Pennsylvania.

         2.4 To the extent required during a transition period not beyond April 30, 1999, in the event Medicus Technologies, Inc. is prior to July 1, 1998 unable to obtain its own utility accounts and/or insurance coverage on terms acceptable to Medicus, ILC shall at the written instruction of Medicus continue such insurance and/or utility account on behalf of Medicus Technologies, Inc. and be entitled to charge and withhold payment to Medicus Technologies, Inc. for the actual costs thereof incurred commencing July 1, 1998.

3.       Covenants and Agreements of  Medicus.

         3.1 Promptly following April 30, 1999, Medicus shall deliver a report to Integra detailing the operating costs (operating costs do not include capital expenditures made by Medicus) and revenues of the freeze-drying operation conducted by Medicus at the Facility for the period from July 1, 1998 through April 30, 1999. Along with such report, Medicus shall deliver to Integra by wire transfer pursuant to instructions previously provided by Integra the amount by which the revenues of the freeze-drying operation exceeds the costs thereof, less $140,300.

         3.2 For seven years following the date hereof, if Medicus is conducting a freeze-drying operation at the Facility, Medicus shall provide freeze-drying services to Integra at prices equal to the lowest prices charged by Medicus to third parties for such services and shall make available service capacity for Integra at the Facility to at least 20% of the current freeze-drying capacity of the Facility based on a 5 day, 40 hour work week.

         3.3 Medicus shall not (a) for a period of seven years following the date hereof, sell or lease the Facility, either directly or indirectly, to any of the entities set forth on Exhibit B hereto, or (b) for a period of two years following the date hereof, compete directly with Integra in any non-human, collagen-based, medical products business, provided that Medicus shall be permitted to manufacture such products at the request of bona fide third parties pursuant to arms' length manufacturing agreements. During the seven-year period in (a) above, Medicus shall promptly notify Integra in writing of its intentions to sublease the Facility to a third party. Upon receiving such notice, Integra shall have thirty (30) days to exercise its right to lease the Facility, as currently configured, from Medicus for $15,000 per month, plus an annual cost of living increase calculated from May 1, 1999. If from July 1, 1998 Medicus makes substantial modifications or improvements to the Facility, such modifications or improvements shall warrant additional fair rent. If Integra does not exercise such right within the thirty-day period, Medicus shall be permitted to sublease the Facility to a third party, subject to the restrictions contained in the first sentence of this Section 3.3; provided, however, that the provisions of this Section 3.3 relating to notice and rights of Integra shall again become applicable if Medicus does not sublease the Facility to a third party within sixty (60) days after the initial thirty-day period expires.

         3.4 Medicus agrees to employ John O'Donnell for a period of at least ten (10) months ending April 30, 1999.
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4.       Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements or understandings with respect thereto.

5. Assignment. This Agreement and the rights or obligations of any party hereunder may not be assigned or delegated without the written consent of each other party hereto.


                  IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

BHP DIAGNOSTICS, INC.               INTEGRA LIFESCIENCES CORPORATION


By:                                 By:
   ---------------------               ---------------------------------
Name:                               Name:
Title:                              Title:

MEDICUS CORPORATION                 INTEGRA LIFESCIENCES I LTD.


By:                                 By:
   ---------------------               ---------------------------------
Name:                               Name:
Title:                              Title: